Exhibit 99.1
NEWS RELEASE
UNITED STATES SUPREME COURT DENIES FTC REQUEST TO REVIEW RAMBUS MATTER
LOS ALTOS, Calif. — February 23, 2009 — Rambus Inc. (Nasdaq:RMBS), one of the world’s premier technology licensing companies specializing in high-speed memory architectures, today announced that the United States Supreme Court has denied a request by the Federal Trade Commission (FTC) to review the Rambus case, bringing to a close its Sherman Act antitrust claims against Rambus.
“Eleven DC Circuit judges examined the FTC’s case, and not one supported it in any way. The Solicitor General did not support the FTC’s petition for certiorari, and now the Supreme Court has denied its petition,” said Tom Lavelle, senior vice president and general counsel at Rambus. “After enduring years of lost business, uncertainty, and spending millions of dollars defending ourselves against the FTC’s ill-founded allegations, we’re pleased the Supreme Court has put an end to these claims.”
The FTC brought antitrust charges against Rambus in 2002. A three month trial was held in the spring of 2003 before Administrative Law Judge (ALJ) Stephen McGuire, who issued his initial decision exonerating Rambus with over 1,600 findings of fact in its favor in early 2004. The FTC’s own Complaint Counsel appealed the decision of the fact-finder to the full Commission, which reversed the ALJ and found Rambus liable for violating Section 2 of the Sherman Act. Following Rambus’ appeal of that decision, the Court of Appeals for the District of Columbia (CADC) vacated the FTC orders.
About Rambus Inc.
Rambus is one of the world’s premier technology licensing companies specializing in the invention and design of high-speed chip architectures. Since its founding in 1990, the Company’s patented innovations, breakthrough technologies and renowned integration expertise have helped industry-leading chip and system companies bring superior products to market. Rambus’ technology and products solve customers’ most complex chip and system-level interface challenges enabling unprecedented performance in computing, communications and consumer electronics applications. Rambus licenses both its world-class patent portfolio as well as its family of leadership and industry-standard interface products. Headquartered in Los Altos, California, Rambus has regional offices in North Carolina, India, Germany, Japan and Taiwan. Additional information is available at www.rambus.com.
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Press Contact:
Linda Ashmore
Rambus Public Relations
(650) 947-5411
lashmore@rambus.com